Exhibit 10.1

COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), dated March 15, 2023, is by and among Fleetcor Technologies, Inc., a Delaware corporation (the “Company”), and the other entities executing this Agreement on the signature pages hereto (such parties collectively, the “D. E. Shaw Parties”).
WHEREAS, the Company and the D. E. Shaw Parties have engaged in certain discussions concerning the Company; and
WHEREAS, the Company and the D. E. Shaw Parties desire to enter into an agreement regarding the appointment of up to two new independent directors (selected in accordance with the terms hereof) to the Board of Directors of the Company (the “Board”) and certain other matters, in each case, on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the D. E. Shaw Parties and the Company agree as follows:
1.Board of Directors.
(a)New Director. As promptly as practicable following the date hereof, the Board and all applicable committees thereof will take (or will cause to be taken) such actions as are necessary to appoint Rahul Gupta (the “New Director”) as a member of the Board with an initial term commencing on the date of such appointment and continuing until the Company’s 2023 annual meeting (the “2023 Annual Meeting”). The Company further agrees that the Board and all applicable committees thereof will take such actions as are necessary to nominate the New Director for election as a director of the Company at the 2023 Annual Meeting (unless the Board determines that that the New Director does not satisfy the Conditions at such time, in which case, this covenant will be with respect to a Replacement New Director instead), together with the other persons included in the Board’s slate of nominees for election as directors at the 2023 Annual Meeting, with terms expiring at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”), and will (i) recommend that the stockholders of the Company vote to elect the New Director as a director of the Company at the 2023 Annual Meeting and (ii) use their reasonable best efforts to support and solicit proxies for the election of the New Director to serve for a one-year term in the same manner in which the Company supports and solicits proxies for its other nominees up for election in connection with the 2023 Annual Meeting. The Board and all applicable committees thereof, based on information provided by the D. E. Shaw Parties and the New Director, have determined, on or prior to the date hereof, that the New Director (A) qualifies as an “independent director” under the applicable rules of the New York Stock Exchange and the rules and regulations of the SEC and (B) satisfies the Company’s guidelines and policies with respect to service on the Board applicable to all non-management directors (including the requirements set forth in Section 1(f)) (collectively, the “Conditions”).
(b)New Director Information. The D. E. Shaw Parties acknowledge that, prior to the nomination of the New Director for election at the 2023 Annual Meeting, the New Director must provide (i) any information the Company reasonably requests in connection with such appointment or nomination, including completion of the Company’s onboarding documentation and an executed consent to be named as a nominee in the Company’s proxy statement and to serve as a director if so elected for the full term for which the New Director is elected at any future annual meeting of the Company’s stockholders (an “Annual Meeting”), in each case, as provided by the Company (for the avoidance of doubt, the Company hereby agrees to provide all such information in connection with the 2023 Annual Meeting to the New Director no later than the date on which such information is provided to the Company’s other non-management directors), (ii) information requested by the Company that is required to be disclosed in a proxy statement or other filing under applicable law, stock exchange rules or listing standards or as may be requested or required by any regulatory or governmental authority having jurisdiction over the Company or any of its Affiliates, (iii) information reasonably requested by the Company in connection with assessing the New Director’s eligibility to serve on the Board and independence, (iv) such written consents reasonably requested by the Company for the conduct of the Company’s vetting procedures generally applicable to non-management directors of the Company and the execution of any documents required by the Company of non-management directors of the Company to assure compliance with the matters referenced in Section 1(f), and (v) such other information reasonably requested by the Company including (A) an acknowledgment from the New Director that he intends to serve for the full term for which he is appointed or elected at the 2023 Annual Meeting and (B) such information as is necessary or appropriate for the Company or its agents to perform a background check in the manner generally performed for non-management directors of the Company, including an executed consent to such background check.
(c)Additional New Director. The Company and the D. E. Shaw Parties will continue to use ongoing reasonable best efforts to promptly identify and mutually agree upon an additional director (the “Additional New Director”) to be appointed as a member of the Board as promptly as practicable after the date of this Agreement. The Nominating and Governance Committee of the Board (the “Governance Committee”) in accordance with and subject to the Company Policies, the charter of the Governance Committee and the Company’s policies and procedures of general application to members of the Board and applicable law will take such actions, along with the Board and all applicable committees thereof, as are necessary to appoint the Additional New Director as a member of the Board, and each of the Company and the D. E. Shaw Parties commits to provide the other party with any information in its possession or control related to any prospective Additional New Directors and use reasonable best efforts to make any prospective Additional New Directors identified by one party available for customary telephonic interviews with the other party at a mutually convenient time. In the event the Additional New Director is identified and mutually agreed upon prior to the mailing of the Company’s proxy statement for the 2023 Annual Meeting, the Company will take reasonable actions so that the Board and all applicable committees thereof take such actions as are necessary to nominate the Additional New Director for election as a director of the Company at the 2023 Annual Meeting, together with the other persons nominated for election as directors at the 2023 Annual Meeting, with a term expiring at the 2024 Annual Meeting, and will (i) recommend that the stockholders of the Company vote to elect the Additional New Director as a director of the Company at the 2023 Annual Meeting and (ii) solicit proxies for the election of the Additional New Director to serve for a one-year term in the same manner in which the Company supports and solicits proxies for its other nominees up for election at the 2023 Annual Meeting. If the Additional New Director is identified and mutually agreed upon after the mailing of the Company’s proxy statement for the 2023 Annual Meeting, the Company and the D. E. Shaw Parties will work together in good faith to determine, and to take action in, an expeditious and efficient manner to have the Additional New Director serve on the Board from the earliest practicable date following the 2023 Annual Meeting until the 2024 Annual Meeting. Prior to the appointment of the Additional New Director pursuant to this Section 1(c), the Board must determine that the Additional New Director satisfies the Conditions. With respect to the Additional New Director, the Company will use reasonable efforts to obtain the information required to be delivered with respect to the New Director in accordance with Section 1(b). Unless otherwise set forth herein, upon selection of the Additional New Director in accordance with the terms of this Section 1(c), references in this Agreement (other than Sections 1(a), 1(b), 1(e), 1(h), 2(a) and 5 and the last paragraph of Section 2) to “New Director” will be deemed to include the Additional New Director.

(d)New Director Agreements, Arrangements and Understandings. The D. E. Shaw Parties agree that neither they nor any of their controlled Affiliates (i) has paid or will pay any compensation to any New Director in connection with such person’s service on the Board or any committee thereof or (ii) has or will have any agreement, arrangement or understanding, written or oral, with any New Director regarding such person’s service on the Board or any committee thereof. The D. E. Shaw Parties further represent and warrant that they are not a party to any written agreement, arrangement or understanding with the New Director regarding the Company or the Board that has not been disclosed to the Company.
(e)Formation of Ad Hoc Strategic Review Committee. Substantially concurrently with the execution of this Agreement, the Board is forming an ad hoc strategic review committee (the “Strategic Review Committee”) to assist the Board in connection with its consideration of the possible separation or disposition of one or more businesses of the Company, the resolutions to create such committee being as previously agreed upon by the Company and the D. E. Shaw Parties. The Board and all applicable committees thereof will take all necessary actions to appoint the New Director referred to in Section 1(a) to the Strategic Review Committee and to maintain such New Director (or the Replacement New Director, if applicable) as a member of such committee for the duration of the Cooperation Period.
(f)Company Policies. The parties hereto acknowledge that the New Director, any Replacement New Director and any Additional New Director, upon election or appointment to the Board, as applicable, will be subject to the same protections and obligations as other non-management directors of the Company regarding confidentiality, conflicts of interest, related-person transactions, fiduciary duties, codes of conduct, trading and disclosure, director resignation and other governance guidelines and policies of the Company, including the Company’s Amended and Restated Certificate of Incorporation (as amended) and the Company’s Amended and Restated Bylaws (collectively, the “Organizational Documents”), as well as the Company’s Corporate Governance Guidelines (collectively, “Company Policies”), and will have the same rights and benefits, including, with respect to insurance, indemnification, preparation and filing with the SEC, at the Company’s expense, of any Forms 3, 4 and 5 under Section 16 of the Exchange Act and compensation and fees, as are applicable to all non-management directors of the Company. The Company agrees and acknowledges that no Company Policy does, and at no time during the Cooperation Period will, prohibit any member of the Board from communicating with the D. E. Shaw Parties, subject to such director’s compliance with applicable law, observance of his or her confidentiality obligations, fiduciary duties and obligations to the Company and other Company policies and practices generally applicable to non-management directors of the Company.
(g)Termination. The Company’s obligations under this Section 1 will terminate, and the D. E. Shaw Parties will have no rights under this Section 1, upon any material breach of this Agreement by any D. E. Shaw Party or other Restricted Person acting on behalf of a D. E. Shaw Party upon five business days’ written notice by the Company to the D. E. Shaw Parties and if such breach has not been cured within five business days of the D. E. Shaw Parties’ receipt of such written notice; provided, that the Company (i) specifies in such written notice, in reasonable detail, the material breach upon which it is relying to terminate its obligations under this Section 1 and (ii) is not in material breach of this Agreement at the time such notice is given or during such notice period.
(h)Replacement New Director. Subject to the following sentence of this Section 1(h), if the New Director appointed or elected pursuant to Section 1(a) is unable or unwilling to serve as a director, resigns as a director, is removed as a director or ceases to be a director for any reason prior to the expiration of the Cooperation Period and at such time the D. E. Shaw Parties have aggregate beneficial ownership of the shares of Common Stock equivalent to a “net long position” of at least 50% of the then outstanding shares of Common Stock beneficially owned by the D. E. Shaw Parties as of the date of this Agreement (the “Minimum Ownership Threshold”) as set forth in the Beneficial Ownership Email, the Company and the D. E. Shaw Parties will cooperate to identify and mutually agree upon a substitute director unaffiliated with the D. E. Shaw Parties that is mutually acceptable to the Company and the D. E. Shaw Parties (the “Replacement New Director”), and the Board and all applicable committees thereof will take (or will cause to be taken) such actions as are necessary to appoint the Replacement New Director to serve as a director of the Company and as a member of each committee on which the replaced New Director served for the remainder of the New Director’s term provided that such Replacement New Director satisfies any applicable requirements for serving on such committees of which the applicable New Director was a member. Effective upon the appointment of the Replacement New Director to the Board, such Replacement New Director will be considered a New Director for all purposes of this Agreement from and after such appointment. It is a condition of such appointment that, prior to the appointment of the Replacement New Director pursuant to this Section 1(h), the Board and all applicable committees thereof have determined that such Replacement New Director satisfies the Conditions, which determination will be made as promptly as reasonably practicable.
2.Cooperation.
(a)Non-Disparagement. Each of the D. E. Shaw Parties and the Company agrees that, from the date of this Agreement until the date that is (i) one day after the notice deadline under the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”) for the nomination by stockholders of non-proxy access director candidates for election to the Board at the 2024 Annual Meeting, without regard to any extension of such deadline by virtue of the proviso in the Bylaws for a change in the date of the annual meeting (the “Notice Deadline”), or (ii) if, and only if, the Company does not inform the New Director (or the Replacement New Director, if applicable) and the D. E. Shaw Parties, in writing, at least 45 days prior to the Notice Deadline, of the Company’s commitment to re-nominate and support the New Director (or the Replacement New Director, if applicable) for election at the 2024 Annual Meeting to continue to serve as a director of the Company for an additional term, the date that is 30 days prior to the Notice Deadline (such period, the “Cooperation Period”), the Company and the D. E. Shaw Parties will refrain from making, and will cause each of their respective controlled Affiliates and each of their and their controlled Affiliates’ respective principals, directors, members, general partners, officers and employees (collectively, “Covered Persons”) acting on their behalf not to make or cause to be made any statement or announcement that constitutes an ad hominem attack on, or that otherwise disparages, defames, slanders, impugns or calls into disrepute (i) in the case of any such statements or announcements by the D. E. Shaw Parties or their Covered Persons, the Company and its Affiliates or any of its or their respective current or former Covered Persons (provided, that nothing herein will prevent the D. E. Shaw Parties or their Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the Company, its business or the Board concerning Covered Persons of the Company and its Affiliates), and (ii) in the case of any such statements or announcements by the Company or its Covered Persons, the D. E. Shaw Parties and their Affiliates or any of its or their respective current or former Covered Persons (provided, that nothing herein will prevent the Company or its Covered Persons from making any statement or announcement unrelated to (and which does not reference in any way) the D. E. Shaw Parties or their business concerning Covered Persons of the D. E. Shaw Parties), in each case, including (A) in any statement (oral or written), document or report filed with, furnished or otherwise provided to the SEC or any other governmental or regulatory authority, (B) in any press release or other publicly available format, and (C) to any journalist or member of the media (including in a television, radio, newspaper or magazine interview or podcast, internet or social media communication). The foregoing will not (x) restrict the ability of any person to comply with any subpoena, legal requirement or other legal process or to respond to a request for information from any governmental or regulatory authority with jurisdiction over the party from whom information is sought or to enforce such person’s rights hereunder or (y) apply to any private communications (1) among the D. E. Shaw Parties and their Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the one hand, and among the Company and its Affiliates, Covered Persons and Representatives (in their respective capacities as such), on the other hand, or (2) by the D. E. Shaw Parties or their Affiliates to their limited partner investors or potential limited partner investors (provided, that, in the case of this clause (y)(2), any such private communications are limited to factual statements that do not otherwise violate the terms of this Section 2(a), are consistent with prior practice, and are expressly understood and agreed to be private communications), in each case, so long as such communications are not intended to, and would not reasonably be expected to, require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto.
(b)Voting. During the Cooperation Period, the D. E. Shaw Parties will cause all shares of Common Stock that the D. E. Shaw Parties or any of their controlled Affiliates has the right to vote (or to direct the vote) as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournments or postponements thereof, (i) in favor of each director nominated and recommended by the Board for election at any Annual Meeting or, if applicable, any other meeting of stockholders of the Company held during the Cooperation Period, (ii) against any stockholder nominations for directors that are not approved and recommended by the Board for election at any such meeting, (iii) against any proposals or resolutions to remove any member of the Board, and (iv) at the sole option of the D. E. Shaw Parties, either (A) in accordance with the recommendations by the Board on all other proposals or business that may be the subject of a stockholder vote at such meetings or (B) in direct proportion to the manner in which all stockholders of the Company (other than the D. E. Shaw Parties and their controlled Affiliates, the Company and its controlled Affiliates and the directors and officers of the Company) vote in respect of all other proposals or business that may be the subject of a stockholder vote at such meetings; provided, that the D. E. Shaw Parties and their Affiliates will be permitted to vote in their sole discretion on any proposal with respect to an Extraordinary Transaction.
(c)Standstill. During the Cooperation Period, the D. E. Shaw Parties will not, and will cause their controlled Affiliates and their collective Covered Persons acting on their behalf (collectively with the D. E. Shaw Parties, the “Restricted Persons”) to not, directly or indirectly, without the prior consent, invitation, or authorization of the Company or the Board, in each case, in writing:
(i)acquire, or offer or agree to acquire, by purchase or otherwise, or direct any Third Party in the acquisition of record or beneficial ownership of any shares of Common Stock or securities convertible into shares of Common Stock, or engage in any swap or hedging transactions or other derivative agreements of any nature with respect to any shares of Common Stock or securities convertible into shares of Common Stock, in each case, if such acquisition, offer, agreement or transaction would result, if consummated, in the D. E. Shaw Parties (together with their Affiliates) having beneficial ownership of, or aggregate economic or voting exposure to, more than 7.5% of the Common Stock outstanding at such time;
(ii)(A) call or seek to call (publicly or otherwise), alone or in concert with others, a meeting of the Company’s stockholders (or the setting of a record date therefor), (B) seek, alone or in concert with others, election or appointment to, or representation on, the Board or nominate or propose the nomination of, or recommend the nomination of, any candidate to the Board, except as expressly set forth in Section 1, (C) make or be the proponent of any stockholder proposal to the Company or the Board or any committee thereof, (D) seek, alone or in concert with others the removal of any member of the

Board, or (E) conduct a referendum of stockholders of the Company or engage in any “withhold” or similar campaign;
(iii)make any request for any stockholder list or similar materials or other books and records of the Company or any of its subsidiaries, whether pursuant to Section 220 of the Delaware General Corporation Law or any other statutory or regulatory provisions providing for stockholder access to books and records of the Company or its Affiliates;
(iv)engage in any “solicitation” (as such term is used in the proxy rules promulgated under the Exchange Act but without giving effect to any of the exclusions from such definition under SEC rules, including the exclusion relating to solicitations of ten or fewer stockholders) of proxies with respect to the election or removal of directors of the Company or any other matter or proposal relating to the Company or become a “participant” (as such term is defined in Instruction 3 to Item 4 of Schedule 14A promulgated under the Exchange Act) in any such solicitation of proxies;
(v)disclose to any Third Party, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, its voting or consent intentions or votes as to matters submitted to a stockholder vote during the Cooperation Period;
(vi)take any action in support of or make any proposal, announcement or request, either publicly or in a manner that would reasonably be expected to result in or require public disclosure, with respect to, (A) any change in the number, term or identity of directors of the Company or the filling of any vacancies on the Board other than as provided under Section 1, (B) any change in the business, capitalization, capital allocation policy or dividend policy of the Company or sale, spinoff, splitoff or other similar separation of one or more business units or any other Extraordinary Transaction, (C) any other change to the Board or the Company’s management, business or corporate or governance structure, (D) any waiver, amendment or modification to the Organizational Documents, (E) causing the Common Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(vii)knowingly encourage or advise any Third Party or knowingly assist any Third Party in encouraging or advising any other person with respect to (A) the giving or withholding of any proxy relating to, or other authority to vote, any Common Stock, or (B) conducting any type of referendum relating to the Company (including for the avoidance of doubt with respect to the Company’s management or the Board) (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter);
(viii)form, join, knowingly encourage or knowingly participate in or act in concert with any “group” as defined in Section 13(d)(3) of the Exchange Act, with respect to any shares of Common Stock or securities convertible into shares of Common Stock, other than solely with Affiliates of the D. E. Shaw Parties with respect to any shares of Common Stock or securities convertible into shares of Common Stock now or hereafter owned by them;
(ix)enter into a voting trust, arrangement or agreement, or subject any shares of Common Stock or securities convertible into shares of Common Stock to any voting trust, arrangement or agreement (excluding customary brokerage accounts, margin accounts, prime brokerage accounts and the like), in each case other than (A) this Agreement (B) solely with Affiliates of the D. E. Shaw Parties, or (C) granting proxies in solicitations approved by the Board;
(x)sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying Common Stock held by a Restricted Person to any Third Party;
(xi)institute, solicit, knowingly assist or join as a party any litigation, arbitration or other proceeding against or involving the Company or any of its subsidiaries or any of its or their respective current or former directors or officers (including derivative actions); provided, however, that for the avoidance of doubt, the foregoing will not prevent any Restricted Person from (A) bringing litigation against the Company to enforce any provision of this Agreement instituted in accordance with and subject to Section 10, (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against a Restricted Person, (C) bringing or participating in bona fide commercial or legal disputes that do not relate to the subject matter of this Agreement, (D) exercising statutory appraisal rights, or (E) responding to or complying with validly issued legal process;
(xii)make any disclosure or announcement, either publicly or in a manner reasonably likely to result in or require public disclosure, regarding any intent, purpose, place or proposal with respect to the Board, the Company, its management, policies or affairs, strategy, operations, financial results, any of its securities or assets or this Agreement, except in a manner consistent with the Press Release and the other provisions of this Agreement;
(xiii)enter into any negotiations, agreements, arrangements, or understandings (whether written or oral) with any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Section 2(c); or
(xiv)make any request or submit any proposal to amend or waive the terms of this Agreement (including this subclause), in each case publicly or which would reasonably be expected to result in a public announcement or disclosure of such request or proposal.
The Restricted Persons will instruct their respective Representatives acting on their behalf to comply with this Section 2(c) and any failure by such Representatives to comply with such instructions will be deemed a breach by the D. E. Shaw Parties of this Section 2(c).
The restrictions in this Section 2 will terminate automatically upon any material breach of this Agreement by the Company (including a failure by the Company to comply with its obligations in Section 1 to appoint or nominate the New Director, as applicable, or appoint any Replacement New Director, if applicable, to the Board in accordance with Section 1, a failure to perform any of the actions contemplated in Section 1(e) or a failure by the Company to issue the Press Release in accordance with Section 3) upon five business days’ written notice by any of the D. E. Shaw Parties to the Company if such breach has not been cured within such notice period; provided, that the D. E. Shaw Parties (i) specify in such written notice, in reasonable detail, the material breach on which they are relying to terminate its obligations under this Section 2 and (ii) are not in material breach of this Agreement at the time such notice is given or during the notice period.
Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement (including the restrictions in this Section 2) will prohibit or restrict any of the Restricted Persons from (A) making any factual statement to comply with any subpoena, legal requirement or other legal process or to respond to a request for information from any governmental authority with jurisdiction over such person from whom information is sought (so long as such process or request did not arise as a result of discretionary acts by any Restricted Person) or making any regulatory filing required pursuant to the Exchange Act or any other applicable regulatory regime (provided, that any such legal requirement or regulatory filing does not arise from or relate to an action by a Restricted Person that would otherwise violate Section 2(a) or Section 2(c) and any such statement, whether or not in a regulatory filing, does not otherwise violate Section 2(a) or Section 2(c)), (B) communicating privately with the Board or any of the Company’s senior officers regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, result in or require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto, (C) (unless and until the Company commits to renominate and support the New Director or a Replacement New Director, as applicable at the 2024 Annual Meeting, pursuant to the notice process provided for in Section 2(a)) taking actions in furtherance of identifying and nominating director candidates in connection with the 2024 Annual Meeting, so long as such actions are not intended to, and would not reasonably be expected to, result in or require the Company or the D. E. Shaw Parties to make public disclosure (of any kind) with respect thereto, (D) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable, or (E) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of the Company. Furthermore, for the avoidance of doubt, nothing in this Agreement will be deemed to restrict in any way the New Director in the exercise of his or her fiduciary duties.
3.Public Announcement. Promptly following the execution of this Agreement, the Company will publish a press release in substantially the form previously agreed by counsel to the Company and the D. E. Shaw Parties prior to the date of this Agreement (the “Press Release”). During the Cooperation Period, neither the Company nor the D. E. Shaw Parties will make or cause to be made any public announcement or statement with respect to the subject matter of this Agreement that is inconsistent with or contrary to the statements made in the Press Release, except as a party may determine to be required by law or the rules of any stock exchange or with the prior written consent of the other party. The D. E. Shaw Parties acknowledge and agree that the Company will file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K within four business days of the execution of this Agreement.
4.Representations and Warranties of the Company. The Company represents and warrants to the D. E. Shaw Parties as follows: (a) the Company has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and, assuming the valid execution and delivery hereof by the D. E. Shaw Parties, is enforceable against the Company in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, the Organizational Documents or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.
5.Representations and Warranties of the D. E. Shaw Parties. The D. E. Shaw Parties represent and warrant to the Company as follows: (a) the D. E. Shaw Parties have the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated by this Agreement; (b) this Agreement has been duly and validly authorized, executed and delivered by the D. E. Shaw Parties, constitutes a valid and binding obligation and agreement of the D. E. Shaw Parties and, assuming the valid execution and delivery hereof by the Company, is enforceable against the D. E. Shaw Parties in accordance with its terms, except as enforcement of this Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) the execution, delivery and performance of this Agreement by the D. E. Shaw Parties does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the D. E. Shaw Parties or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the D. E. Shaw Parties are a party or by which they are bound; (d) the D. E. Shaw Parties are stockholders of the Company and the information set forth in the e-mail with the subject line “The D. E. Shaw Parties Beneficial Ownership” sent to the Company’s counsel by the D. E. Shaw Parties’ counsel, in each case, as identified in Section 7, on March 14, 2023 (the “Beneficial Ownership Email”), with respect to the number of shares of Common Stock beneficially owned by the D. E. Shaw Parties as of the date of this Agreement, any derivative or other economic arrangements in place with respect to the Company, and the manner in which such shares of Common Stock are held, is true, accurate and complete in all respects other than de minimis respects; and (e) to the knowledge of the D. E. Shaw Parties after reasonable inquiry, there is no legal or contractual restriction that would prohibit the New Director from serving on the Board or the Strategic Review Committee.
6.Definitions. For purposes of this Agreement:
(a)the term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; provided that none of the Company or its Affiliates or Representatives, on the one hand, and the D. E. Shaw Parties and their Affiliates or Representatives, on the other hand, will be deemed to be “Affiliates” with respect to the other for purposes of this Agreement; provided, further, that “Affiliates” of a person will not include any entity solely by reason of the fact that one or more of such person’s employees or principals serves as a member of its board of directors or similar governing body unless such person otherwise controls such entity (as the term “control” is defined in Rule 12b-2 promulgated by the SEC under the Exchange Act); provided, further, that, with respect to the D. E. Shaw Parties, “Affiliates” will not include any portfolio company of the D. E. Shaw Parties or their Affiliates (provided, that such portfolio companies are not acting on behalf of or in concert with the D. E. Shaw Parties or their Affiliates with respect to the Company);
(b)the terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person will also be deemed to be the beneficial owner of (i) all shares of the Company’s authorized share capital which such person has (A) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement, or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional and (B) economic exposure to through any option, warrant, convertible security, swap, hedging or other derivative instrument or agreement of any nature and (ii) all shares of the Company’s authorized share capital which such person or any of such person’s Affiliates has or shares the right to vote or dispose;
(c)the term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed;
(d)the term “Common Stock” means the Company’s common stock, par value $0.001 per share;
(e)the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;
(f)the term “Extraordinary Transaction” means any tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets, sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Company (including its subsidiaries and joint ventures or any of their respective securities or assets);
(g)the term “net long position” has the meaning given to it in Rule 14e-4 under the Exchange Act;
(h)the terms “person” or “persons” will be interpreted broadly to include any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, group, association, organization or other entity of any kind or nature;
(i)the term “Representatives” means a party’s directors, principals, members, general partners, managers, officers, employees, agents, advisors and other representatives;
(j)the term “SEC” means the U.S. Securities and Exchange Commission; and
(k)the term “Third Party” means any person that is not a party to this Agreement or a controlling or controlled (or under common control) Affiliate thereof, a director or officer of the Company, or legal counsel to any party to this Agreement.
7.Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard to this Agreement will be in writing and will be deemed validly given, made or served, if (a) given by email, when such email is sent to the email address(es) set forth below, (b) given by a nationally recognized overnight carrier, one business day after being sent, or (c) if given by any other means, when actually received during normal business hours at the address specified in this Section 7:
Fleetcor Technologies, Inc.
3280 Peachtree Road, Suite 2400
Atlanta, Georgia 30305
Attention:    Daniel Fishbein
Email:        daniel.fishbein@fleetcor.com
with a copy to (which will not constitute notice to the Company):

Jones Day
250 Vesey Street
New York, New York 10281
Attention:    Robert A. Profusek
        Joel T. May
Julia V.S. Feldman
Email:        raprofusek@jonesday.com
jtmay@jonesday.com
jfeldman@jonesday.com

if to the D. E. Shaw Parties:
D. E. Shaw & Co., L.P.
1166 Avenue of the Americas
Ninth Floor
New York, NY 10036
Attention:    General Counsel
Email:        Martin.Lebwohl@deshaw.com
with a copy to (which will not constitute notice to the D. E. Shaw Parties):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
Attention:    Eleazer Klein
Email:        eleazer.klein@srz.com
At any time, any party hereto may, by notice given in accordance with this Section 7 to the other party, provide updated information for notices hereunder.
8.Inapplicability of Agreement to Certain Affiliates. The D. E. Shaw Parties represent and warrant to the Company that (a) D. E. Shaw Investment Management, L.L.C. (“DESIM”) is an investment adviser affiliated with the D. E. Shaw Parties that, in managing equity portfolios on behalf of its clients, deploys primarily benchmark-relative investment strategies and (b) the D. E. Shaw Parties and their Affiliates (other than DESIM and the funds and accounts managed by DESIM) are not clients of DESIM. The parties hereto agree that, notwithstanding anything to the contrary herein, this Agreement is not intended to limit or apply to the ordinary course activities of DESIM or the funds and accounts it manages; provided, that none of DESIM or any of the funds and accounts it manages are acting on behalf of or in concert with the D. E. Shaw Parties or any of their Affiliates with respect to the Company. For the avoidance of doubt, the D. E. Shaw Parties further agree that they will not knowingly take, or knowingly seek to take, through DESIM, any action that would constitute a breach of Section 2 if such action were taken by the D. E. Shaw Parties directly.
9.Expenses. All fees, costs and expenses incurred in connection with this Agreement and all matters related to this Agreement will be paid by the party incurring such fees, costs or expenses.
10.Specific Performance; Remedies; Venue; Waiver of Jury Trial.
(a)The Company and the D. E. Shaw Parties acknowledge and agree that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages). Accordingly, each of the Company and the D. E. Shaw Parties agree to the grant of an injunction or injunctions in favor of the other party to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, THE COMPANY AND THE D. E. SHAW PARTIES AGREE THAT: (I) THE NON-BREACHING PARTY WILL BE ENTITLED TO INJUNCTIVE AND OTHER EQUITABLE RELIEF, WITHOUT PROOF OF ACTUAL DAMAGES; (II) THE BREACHING PARTY WILL NOT PLEAD IN DEFENSE THERETO THAT THERE WOULD BE AN ADEQUATE REMEDY AT LAW; AND (III) THE BREACHING PARTY AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT WILL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
(b)Each of the Company and the D. E. Shaw Parties (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, then in the United States District Court for the District of Delaware or, if jurisdiction is not then available in the United States District Court for the District of Delaware (but only in such event), then in any court sitting in the State of Delaware in New Castle Country) and any appellate court from any such courts (the “Chosen Courts”), (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from the Chosen Courts, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement will be brought, tried and determined only in the Chosen Courts, (iv) waives any claim of improper venue or any claim that the Chosen Courts are an inconvenient forum, and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than the Chosen Courts. The parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7 or in such other manner as may be permitted by applicable law as sufficient service of process, will be valid and sufficient service thereof.
(c)Each of the parties hereto, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waives any right that such party may have to a trial by jury in any litigation based upon or arising out of this Agreement or any related instrument or agreement, or any of the transactions contemplated thereby or any course of conduct, dealing, statements (whether oral or written) or actions of any of them. No party hereto will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.
11.Severability. If at any time subsequent to the date hereof, any provision of this Agreement is held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision will be of no force and effect, but the illegality or unenforceability of such provision will have no effect upon the legality or enforceability of any other provision of this Agreement.
12.Termination. This Agreement will terminate upon the expiration of the Cooperation Period. Upon such termination, this Agreement will have no further force and effect. Notwithstanding the foregoing, Sections 6 to 17 will survive termination of this Agreement, and no termination of this Agreement will relieve either party of liability for any breach of this Agreement arising prior to such termination.

13.Counterparts. This Agreement may be executed in one or more counterparts and by scanned computer image (such as .pdf), each of which will be deemed to be an original copy of this Agreement. For the avoidance of doubt, no party hereto will be bound by any contractual obligation to any other party hereto (including by means of any oral agreement) until all counterparts to this Agreement have been duly executed by the parties hereto and delivered to the other parties hereto (including by means of electronic delivery).
14.No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and the D. E. Shaw Parties and is not enforceable by any other persons. No party to this Agreement may assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, without the prior written consent of, in the case of a D. E. Shaw Party, the Company, or in the case of the Company, the D. E. Shaw Parties, and any assignment in contravention hereof will be null and void.
15.No Waiver. No failure or delay by any party in exercising any right or remedy hereunder will operate as a waiver thereof or of any breach of any other provision hereof, nor will any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
16.Entire Understanding; Amendment. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all prior and contemporaneous agreements, memoranda, arrangements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter of this Agreement. This Agreement may be amended only by an agreement in writing executed by the Company and the D. E. Shaw Parties.
17.Interpretation and Construction. Each of the Company and the D. E. Shaw Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each of the Company and the D. E. Shaw Parties and their respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties hereto will be deemed the work product of all of the parties hereto and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by the Company and the D. E. Shaw Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation. References to specified rules promulgated by the SEC will be deemed to refer to such rules in effect as of the date of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” When a reference is made in this Agreement to any Section, such reference will be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to herein means, unless otherwise indicated, such agreement, instrument, law, rule (other than rules promulgated by the SEC) or statute as from time to time amended, modified or supplemented.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties hereto as of the date hereof.
D. E. SHAW OCULUS PORTFOLIOS, L.L.C.
By: /s/ Edwin Jager

Name: Edwin Jager Title: Authorized Signatory
D. E. SHAW VALENCE PORTFOLIOS, L.L.C.
By: /s/ Edwin Jager

Name: Edwin Jager Title: Authorized Signatory
FLEETCOR TECHNOLOGIES, INC.
By: /s/ Ron Clarke

Name: Ron Clarke Title: Chief Executive Officer